Exhibit 99.1

A conference call regarding this earnings release is scheduled for 9 a.m. Eastern, Tuesday, June 28, 2005. Dial in at 1.517.623.4891 or listen online at www.emmis.com

Contacts: Walter Berger, EVP & CFO Kate Snedeker, Media & Investor Relations 317.266.0100

For Immediate Release
Tuesday, June 28, 2005

Emmis Communications Reports 1st Quarter Results
Active quarter led by increases in net revenues;
Emmis domestic radio markets up 1.7% while Emmis domestic radio up 5.3%

Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its first fiscal quarter ended May 31, 2005.

For the first fiscal quarter, reported net revenue was $161.8 million, compared to $153.0 million for the same quarter of the prior year, an increase of 6%. On a pro forma basis, net revenue for the quarter was $162.7 million, compared to $157.5 million for the same quarter of the prior year, an increase of 3%. Diluted net income per common share was $0.14, compared to a loss of ($1.36) for the same quarter of the prior year. The first quarter of the prior year included a loss on debt extinguishment of $97 million.

“Exploring strategic alternatives for our television group and buying back stock are designed to give Emmis more flexibility to grow as opportunities become available in our core areas,” Emmis Chairman and CEO Jeff Smulyan said. “With the activity of the quarter and the continuing competitive challenges, the focus shown by the Emmis team lays the groundwork for another successful year.”

For the first quarter, reported radio net revenues increased 13%, while pro forma radio net revenues (including WLUP-FM and the Emmis radio network in Slovakia) increased 7%. Television net revenues decreased 3% and publishing net revenues increased 12%.

For the first quarter, operating income was $36.7 million, compared to $34.7 million for the same quarter of the prior year. Emmis’ station operating income for the first quarter was $59.3 million, compared to $60.5 million for the same quarter of the prior year.

Emmis has included supplemental pro forma net revenues, station operating expenses excluding non-cash compensation and certain other financial data on its website, www.emmis.com. This information, which includes all consummated station acquisitions and dispositions, can be found under the “Investors” tab.

Under the terms of Emmis Operating Company’s senior bank credit facility, Emmis Communications Corporation total consolidated debt-to-EBITDA leverage was 6.0x as of May 31, 2005, down from 6.9x a year ago.

International radio net revenues and station operating expenses for the quarter ended May 31, 2005 were $4.5 million and $3.8 million, respectively.

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During the first quarter, Emmis announced a “Dutch Auction” tender offer, in which Emmis offered to purchase for cash up to 20,250,000 shares of its Class A common stock at a price per share not less than $17.25 and not greater than $19.75. At closing, Emmis accepted for purchase 20,250,000 Class A shares at a purchase price of $19.50 per share, for a total cost of $394.9 million. The Class A shares accepted for purchase represent approximately 83.42% of the shares properly tendered at that price and approximately 38.98% of Emmis’ 51,955,872 Class A shares issued and outstanding as of June 13, 2005. As a result of the completion of the tender offer, immediately following payment for the tendered Class A shares, Emmis expects that approximately 31,769,105 Class A shares are currently issued and outstanding.

On May 10, Emmis announced it was seeking strategic alternatives for its 16-station Television Division. Emmis has engaged the Blackstone Group to facilitate this process. Confidential information memorandums have been sent to interested parties, and the process will continue in an orderly fashion.

Also during the first quarter, the company finalized its acquisition of D.EXPRES, a.s., a Slovakian company that owns and operates Rádio Expres, a national radio network in Slovakia, one of the world’s fastest growing economies. The purchase price was approximately $12.6 million, and the acquisition closed on March 10, 2005.

Subsequent to the quarter end, the company announced its issuance of $350 million of floating rate senior notes in a Rule 144A offering. The offering closed on June 21, 2005. Emmis used the proceeds from the offering of the floating rate senior notes, together with the proceeds of other indebtedness, (i) to repurchase a portion of its outstanding shares of Class A common stock pursuant to its Dutch Auction tender offer, (ii) to repay or refinance indebtedness and (iii) to pay fees and expenses relating to these and related transactions. It also may purchase shares of its Class A common stock in open market transactions.

On March 1, 2005, Emmis granted approximately 250,000 shares of restricted stock to certain of its employees in lieu of stock options, which significantly reduced the Company’s annual stock option grant. Although Emmis does not expect to begin expensing stock options until at least March 1, 2006 (pursuant to SFAS No. 123R), it expenses the value of these restricted stock grants over their applicable vesting period, which ranges from 2 to 3 years. Noncash compensation expense associated with these grants in the quarter ended May 31, 2005 was $0.5 million and is included in the corporate segment in the allocation of noncash compensation expense. The Company expects the expense associated with these restricted stock grants to be approximately $2.0 million in fiscal 2006.

Pro forma calculations assume the following events all had occurred on March 1, 2004: (a) the acquisition of WLUP-FM in Chicago in January 2005 and (b) the acquisition of a radio network in Slovakia in March 2005.

The following table reconciles reported results to pro forma results (dollars in thousands):

	3 months ended May 31,		%
	2005	2004	Change
Radio
Reported net revenues	$75,100	$66,710	13%
Plus: Revenues from assets acquired	882	4,475
Less: net revenues from assets disposed	—	—

Pro forma net revenues	$75,982	$71,185	7%

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Television
Reported net revenues	$66,572	$68,434	-3%
Plus: Revenues from assets acquired	—	—
Less: net revenues from assets disposed	—	—

Pro forma net revenues	$66,572	$68,434	-3%

Publishing
Reported net revenues	$20,102	$17,895	12%
Plus: Revenues from assets acquired	—	—
Less: net revenues from assets disposed	—	—
Pro forma net revenues	$20,102	$17,895	12%

Total Company
Reported net revenues	$161,774	$153,039	6%
Plus: Revenues from assets acquired	882	4,475
Less: Revenues from assets disposed	—	—

Pro forma net revenues	$162,656	$157,514	3%

Guidance Table
(Dollars in millions)
2nd Quarter Guidance	Quarter ended 8/31/05
Net Revenues:
Domestic Radio	$79.5
International Radio	8.0

Total Radio	87.5
Television	60.3
Publishing	22.0

Total net revenues	$169.8

Station Operating Expenses, excluding non-cash compensation:
Domestic Radio (a) (b)	$42.4
Foreign Radio	5.5

Total Radio	47.9
Television	40.3
Publishing	20.4

Total station operating expenses, excluding non-cash comp	$108.6

Corporate Expenses	$7.1

(a)	Quarter ended Aug. 31, 2004 included a concert in L.A. with $1.6 million of net revenues and $0.4 million of expenses, which will not occur in the quarter ending Aug. 31, 2005.

(b)	Guidance for the quarter ending Aug. 31, 2005 includes incremental expense associated with various legal matters.

The above domestic radio net revenue guidance implies pro forma growth of 4% in Q2. Prior year pro forma results are available on the Company’s website.

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Emmis will host a conference call regarding this information on Tuesday, June 28 at 9 a.m. Eastern at 1.517.623.4891, with a replay available until Tuesday, July 5 at 1.203.369.3449. Listen online by visiting www.emmis.com.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis’ debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis’ business or other discretionary uses.

Station operating income is not a measure of liquidity or of performance in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding non-cash compensation.

Emmis Communications – Great Media, Great People, Great Service®
Emmis is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis owns 23 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Austin, Indianapolis and Terre Haute, IN. Emmis has recently announced its intent to seek strategic alternatives for its 16 television stations, which could result in the sale of all or a portion of its television assets. In addition, Emmis owns a radio network, international radio stations, regional and specialty magazines and ancillary businesses in broadcast sales and book publishing.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission’s Regulation FD.

Certain statements included above which are not statements of historical fact, including financial data for quarters or other periods that are not yet completed and statements identified with the words “continues,” “expect,” “will,” or “would,” are intended to be, and are, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Emmis to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions; fluctuations in the demand for advertising; increased competition in the broadcasting industry including the implementation of competing formats in large markets; the attraction and retention of quality talent and other programming; public and governmental reaction to Emmis programming decisions; changes in the costs of programming; changes in interest rates; inability to grow through suitable acquisitions, including the desired radio; inability or delay in closing previously announced acquisitions; terrorist attacks or other large-scale disasters; wars and other events creating economic uncertainty; and other factors mentioned in documents filed by Emmis with the Securities and Exchange Commission. Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Note: Financial schedule attached.

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, dollars in thousands, except per share data)

	Three months ended May 31,
	2005	2004
OPERATING DATA:
Net revenues:
Radio	$75,100	$66,710
Television	66,572	68,434
Publishing	20,102	17,895
Total net revenues	161,774	153,039
Operating expenses, excluding noncash compensation:
Radio	42,375	36,317
Television	41,236	39,790
Publishing	18,846	16,439
Total station operating expenses, excluding noncash compensation	102,457	92,546
Corporate expenses, excluding noncash compensation	7,118	8,420
Noncash compensation (a)	4,100	4,975
Depreciation and amortization	11,360	12,436

Operating income	36,739	34,662
Interest expense	(17,030)	(19,696)
Loss on debt extinguishment (b)	—	(96,975)
Other expense, net	(402)	(96)

Income (loss) before income taxes, minority interest, discontinued operations and accounting change	19,307	(82,105)
Provision (benefit) for income taxes	8,144	(8,292)
Minority interest expense, net of tax	785	594

Income (loss) from continuing operations	10,378	(74,407)
Income (loss) from discontinued operations, net of tax	—	837

Net income (loss)	10,378	(73,570)
Preferred stock dividends	2,246	2,246

Net loss available to common shareholders	$8,132	$(75,816)

Basic net income (loss) per common share:
Continuing operations	$0.14	$(1.37)
Discontinued operations, net of tax	—	0.01

Net loss available to common shareholders	$0.14	$(1.36)

Diluted net income (loss) per common share:
Continuing operations	$0.14	$(1.37)
Discontinued operations, net of tax	—	0.01

Net loss available to common shareholders	$0.14	$(1.36)

Weighted average shares outstanding:
Basic	56,654	55,864
Diluted	57,112	55,864

(a) Noncash compensation by segment:
Radio	$1,000	$1,481
Television	900	1,742
Publishing	350	661
Corporate	1,850	1,091

Total	$4,100	$4,975

(b) Reflects costs associated with our debt recapitalization, which closed on May 10, 2004 and a subsequent subordinated debt extinguishment on June 10, 2004.

	Three months ended May 31,
	2005	2004
OTHER DATA:
Station operating income (See below)	59,317	60,493
Cash paid for taxes	—	121
Capital expenditures	4,804	7,351

COMPUTATION OF STATION OPERATING INCOME:
Operating income	$36,739	$34,662
Plus: Depreciation and amortization	11,360	12,436
Plus: Corporate expenses, excluding noncash compensation	7,118	8,420
Plus: Noncash compensation	4,100	4,975

Station operating income	$59,317	$60,493

SELECTED BALANCE SHEET INFORMATION:	May 31, 2005	February 28, 2005

Total Cash and Cash Equivalents	$15,524	$16,054

Senior Debt	$822,625	$804,313
Senior Subordinated Debt	375,000	375,000
Senior Discount Notes	1,285	1,245

Total Senior, Senior Subordinated and Senior Discount Debt	$1,198,910	$1,180,558